Exhibit 28(d)(liii)

AMENDMENT NO. 3
TO
SUBADVISORY AGREEMENT


        This AMENDMENT NO. 3 TO
SUBADVISORY AGREEMENT is dated as of
December 1, 2009, by and between
SUNAMERICA ASSET MANAGEMENT
CORP., formerly known as AIG SunAmerica Asset
Management Corp., a Delaware corporation (the
Adviser), and WELLINGTON
MANAGEMENT COMPANY, LLP, a
Massachusetts limited liability partnership (the
Subadviser).

W I T N E S S E T H:

        WHEREAS, the Adviser and Seasons
Series Trust, a Massachusetts business trust (the
Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the Advisory
Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser
are parties to a Subadvisory Agreement dated
January 1, 1999, as amended from time to time (the
Subadvisory Agreement), pursuant to which the Subadviser furnishes investment advisory services to certain series (the Portfolios) of the Trust, as listed on Schedule A of the Subadvisory
Agreement;

        WHEREAS, the Board of Trustees of the
Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

        NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

        NOW, THEREFORE, for good and valuable
consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is
hereby amended to reflect the addition of Strategic
Fixed Income Portfolio (the Portfolio) for which the Subadviser will manage a portion of the Portfolios assets effective December 1, 2009.
Effective, January 19, 2010, the Subadviser will manage the entire Portfolio. The Portfolios name will be changed to the Real Return Portfolio and the fees will be amended as follows.



Portfolio(s)Fee Rate(as a percentage of the average daily net assets the Subadviser manages in the portfolio)

Effective December 1, 2009
Strategic Fixed Income Portfolio[OMITTED]


Effective January 19, 2010
Real Return Portfolio (formerly, Strategic Fixed Income
Portfolio)[OMITTED]

Subadviser shall manage the assets of the Portfolio and shall be compensated as noted above.

2.	Counterparts.	This Amendment may
be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as
expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory
Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms
used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties
have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA
ASSET MANAGEMENT CORP.

				By:/s/ PETER A.
HARBECK
				Name:	Peter A.
Harbeck
				Title:	President &
CEO


				WELLINGTON
MANAGEMENT COMPANY, LLP

				By:/s/ DIANE C.
NORDIN
				Name:	Diane C.
Nordin
				Title:	Senior Vice
President